Exhibit 2

DIRECTORS AND EXECUTIVE OFFICERS OF YS MANAGEMENT COMPANY LIMITED

The name, business address, present principal employment and citizenship of the sole director of YS Management Company Limited are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Yif	28 Lower Kent Ridge Road, Singapore 11837	Director of YS Management Company Limited	The Republic of Guinea-Bissau

YS Management Company Limited is 100% owned by Yif Liu. Yif Liu is the sole director of YS Management Company Limited. (See above for the information on Yif Liu.)